EXHIBIT 10.2

December 18, 2003

Mr. John Atherly

110-110th Avenue NE

Bellevue, WA 98004

Dear John,

I think we had a very productive discussion on October 31, 2003 and this letter is to confirm the agreement we reached describing your role and compensation with Hockey Merger Corporation after the merger of Docent and Click2learn. All conditions of the following agreement are subject to the successful close of the merger between Docent and Click2learn.

•	You will be employed by Hockey Merger Corporation on a full time basis at your current annualized salary ($175,000) through March 31, 2004. From April 1 through August 1, 2004, you will be employed on a part time basis for at least 20 hours per week at 50% of your current annualized salary and you will be paid on an hourly basis for any time in excess of 20 hour per week at the rate of $85 per hour. Your last day of employment by Hockey Merger Corporation will be August 1, 2004. Your accrued vacation will continue to be valued at your annualized salary rate of $175,000 till it is used or paid out when your employment ends.

•	You will receive a lump sum retention bonus payment equal to your current annual salary (less required withholding) upon the close of the merger between Docent, Inc. and Click2learn. In consideration of the payment of the retention bonus, you agree to waive any right you may have to receive cash severance payments pursuant to Click2learn Change of Control Executive Severance Plan (the “Change of Control Plan”).

•	Commencing August 2, 2004 and continuing through March 31, 2005, Hockey Merger Corporation will pay for the first eight months of your COBRA healthcare coverage. You will have the opportunity to continue your healthcare coverage at your expense through the remaining ten months of the COBRA period.

•	Upon termination of employment with Hockey Merger Corporation, all of your unvested stock options will vest in accordance with the Change of Control Plan. Subject to approval by the Hockey Merger Corporation compensation committee following the closing of the merger, the time to exercise your vested stock options will be extended to March 31, 2005.

•	The scope of your duties after the close of the merger through August 1, 2004 will include but not be limited to:
•	Facilitating knowledge transfer to Neil Laird’s team from the Click2learn team and assisting with the first close.

•	Defining the synergies expected and leading the team toward executing on the decisions.
•	Completing Click2learn’s annual audit and 10K filing.
•	Successfully completing any other projects that might be requested.

•	You are eligible to receive an additional bonus based on annualized savings achieved by Hockey Merger Corporation following the merger, which bonus will be payable on August 1, 2004. The amount of the bonus will be based on the savings achieved in the second quarter of 2004 plus any additional savings identified for the third quarter of 2004.

•	The amount of the savings bonus will be determined as follows:
•	At $15,000,000 of annualized savings you will be eligible for a $50,000 bonus.
•	If the annualized savings reach or exceed $20,000,000, you will receive a bonus of $150,000.
•	Between $15,000,000 and $20,000,000 the bonus will be prorated based on actual savings achieved
•	Savings will calculated on the reduction in cash based expenses (i.e. excluding depreciation and amortization) achieved from the combined 12 month expense total of the two companies for the 12 months ending September 30, 2003. In calculating the go forward expense rate any one time costs associated with the savings will be excluded and we will also exclude any increase in expense that results from an increase in revenue beyond the $61 million level. Also excluded will be CEO discretionary fund for bonuses and salary equalization.

Please let me know if you have questions on this. If not, please indicate your acceptance of this agreement by signing below and returning a signed copy to me.

On Behalf of Hockey Merger Corporation

/s/ Andy Eckert

Andy Eckert

Chief Executive Officer

AGREED AND ACCEPTED:

/s/ John Atherly

John Atherly